Exhibit 99.1

Scorpius Holdings Announces Removal of NYSE American Trading Suspension;
Expected to Resume Normal Trading on August 2, 2024

Durham, NC – July 30, 2024 –Scorpius Holdings, Inc (NYSE American: SCPX) (‘Scorpius” or “the Company”), an integrated contract development and manufacturing organization (“CDMO”), today announced that the staff of NYSE Regulation has withdrawn its delisting determination and will be lifting the trading suspension of the Company's common stock on the NYSE American. The NYSE Regulation staff determined that the Company's common stock was now trading above the threshold of low selling price issues as further defined by Section 1003(f)(v) of the NYSE American Company Guide. Scorpius’ common stock is expected to resume trading on the NYSE American on Friday, August 2, 2024, under the symbol "SCPX."

Scorpius Holdings, Inc.

Scorpius Holdings, Inc. is an integrated contract development and manufacturing organization (CDMO) focused on rapidly advancing biologic and cell therapy programs to the clinic and beyond. Scorpius offers a broad array of analytical testing, process development, and manufacturing services to pharmaceutical and biotech companies at its state-of-the-art facilities in San Antonio, Texas. With an experienced team and new, purpose-built U.S. facilities, Scorpius is dedicated to transparent collaboration and flexible, high-quality biologics biomanufacturing. For more information, please visit www.scorpiusbiologics.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements regarding the Common Stock resuming trading on the NYSE American on Friday, August 2, 2024, under the symbol "SCPX." Important factors that could cause actual results to differ materially from current expectations include, among others, the ability of the Company to resume trading on Friday, August 2, 2024 and have its Common Stock remain listed and recommence trading on the NYSE American; the Company’s financing needs; its cash balance being sufficient to sustain operations and its ability to raise capital when needed; the Company’s ability to leverage fixed costs and achieve long-term profitability; the Company’s ability to obtain regulatory approvals or to comply with ongoing regulatory requirements; regulatory limitations relating to the Company’s ability to successfully promote its services and compete as a pure- play CDMO; and other factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2023, subsequent quarterly reports on Form 10-Qs and any other filings the Company makes with the SEC. The information in this presentation is provided only as of the date presented, and the Company undertakes no obligation to update any forward-looking statements contained in this presentation on account of new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman

+1 919 289 4017

ir@scorpiusbiologics.com